EXHIBIT 99.1

Contact:

Tony Rodriquez

Chief Financial Officer

Nextera Enterprises, Inc

(818) 902-5537

Nextera Enterprises, Inc. Announces New Bridge Loan Financing

Panorama City, CA – November 9, 2007 – Nextera Enterprises, Inc. (OTC BB: NXRA) today announced that it has entered into a bridge loan financing facility with its existing lender NewStar Financial, Inc. and certain of its significant shareholders.

Effective November 7, 2007, Nextera, through its wholly-owned subsidiary Woodridge Labs, Inc., entered into an amendment agreement under its existing amended credit agreement originally dated March 9, 2006.

Under the terms of the amendment agreement, the Company obtained a bridge loan credit facility aggregating $2.5 million. The bridge loans will be funded by $1 million each from NewStar Financial and Mounte LLC, and $500,000 from Jocott Enterprises Inc. Mounte and Jocott were added as affiliate lenders under the amended credit agreement. Mounte controls a majority of the voting rights of the Company’s equity securities and Jocott is another of the Company’s significant shareholders.

Outstanding borrowings under the bridge loan facility must be repaid with the Company’s cash balances in excess of $500,000 through the final maturity of May 31, 2008. The Company’s existing term loan and revolving credit facility are subordinate to the new bridge loans. Outstanding borrowings under the Company’s existing term loan must be repaid in four quarterly payments, commencing March 31, 2008, with a final payment due on March 31, 2009, the new maturity date of the existing term loan. The maturity date for the Company’s existing revolving credit facility is also now March 31, 2009.

Additionally, the existing financial covenants for the entire credit agreement were waived for periods prior to November 7, 2007 and modified thereafter to meet the Company’s current financial expectations.

“This financing provides Woodridge Labs with a timely source of capital with which to fund its new product initiatives scheduled to be available to retail consumers in the first quarter of 2008,” said Mr. Tony Rodriquez, Chief Financial Officer of Nextera Enterprises, Inc. “This investment will allow the Company to grow its product offerings and extend the relationships with its existing customers.”

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About Nextera Enterprises, Inc.

Nextera Enterprises Inc. operates through its wholly-owned subsidiary, Woodridge Labs, Inc. Woodridge Labs is an independent developer and marketer of branded consumer products that offer simple, effective solutions to niche personal care needs. More information can be found at www.nextera.com and www.woodridgelabs.com.

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Forward-Looking Statements

This release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, estimates of future performance. Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance. Important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Item 1A.Risk Factors” and elsewhere in filings with the Securities and Exchange Commission made from time to time by Nextera, including, but not limited to: its Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission on April 17, 2007; recent quarterly reports on Form 10-Q; and other current reports on Form 8-K. All forward-looking statements included in this news release should be considered in the context of these risk factors. Nextera undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Investors and prospective investors are cautioned not to place undue reliance on such forward-looking statements.